861978v1                                                             Exhibit 2.5

                                ESCROW AGREEMENT

          THIS ESCROW AGREEMENT, dated as of July 12, 1999 (this "Agreement"), between Allegiance Healthcare Corporation, a Delaware corporation ("Buyer"), The First National Bank of Chicago, as Escrow Agent (the "Escrow Agent"), and Isolyser Company, Inc. ("Parent").


                              W I T N E S S E T H:

          WHEREAS, Buyer, Parent and MedSurg Industries, Inc., a Georgia corporation ("MedSurg") are parties to the Asset Purchase Agreement, dated as of May 25, 1999, as amended (the "Purchase Agreement"), pursuant to which Buyer has agreed to purchase and Parent has agreed to sell the Business and certain of the assets of the Business, together with certain liabilities related thereto, all on the terms and subject to the conditions set forth therein;

          WHEREAS, under the Purchase Agreement, Parent has agreed to indemnify and hold harmless Buyer (and each Buyer Group Member) to the extent provided in
Article XI of the Purchase Agreement;

          WHEREAS, to ensure that funds will be available to indemnify and hold harmless Buyer as required by Article XI of the Purchase Agreement. The Purchase Agreement provides that $3,130,000 (the "Escrow Fund") be delivered pursuant to the terms of Section 4.2 of the Purchase Agreement and shall be deposited in an escrow account established pursuant to this Agreement and held and subsequently disbursed in accordance with the terms of this Agreement;

          WHEREAS, the Escrow Agent has agreed to hold and disburse the Escrow Fund so deposited pursuant to the terms of this Agreement; and

          WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.

          NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

          Section 1. Appointment of Escrow Agent. Parent and Buyer hereby appoint The First National Bank of Chicago to act as Escrow Agent under this Agreement, and The First National Bank of Chicago hereby accepts such appointment.

          Section 2. Deposit of Escrow Fund. Buyer, on behalf of Parent, is delivering to the Escrow Agent, and the Escrow Agent acknowledges that it has received the Escrow Fund.

The Escrow Agent will hold the Escrow Fund in escrow upon the terms and conditions set forth in this Agreement.

          Section 3. Cash and Investments. The Escrow Agent shall invest and reinvest the Escrow Fund in such savings accounts, certificates of deposit, money market accounts or funds (including without limitation government and other short-term corporate obligations and funds managed by the Escrow Agent or one of its Affiliates) as Parent and Buyer shall mutually agree and shall instruct the Escrow Agent in writing, so long as the Escrow Fund is available for disbursement by wire transfer or certified check within ten (10) business days after the Escrow Agent is authorized to release any amount of the Escrow Fund pursuant to this Agreement. In the absence of such an agreement and written instructions, the Escrow Fund will be invested by the Escrow Agent in the One Group Treasury Cash Management Money Market Fund or a successor or similar fund. Any interest or other earnings realized from investment of the Escrow Fund shall be considered, and be disposed of by the Escrow Agent as part of the Escrow. Uninvested funds held hereunder shall not earn or accrue interest. Any loss or expense incurred as a result of any such investment will be borne by the Escrow Fund.

          Section 4. Taxes. Parent shall be responsible for and pay any and all taxes, assessments and other governmental charges imposed on or with respect to any income or gain generated by the Escrow Fund; Buyer shall be responsible for any other assessments or governmental charges imposed on or with respect to the Escrow Fund.

          Section 5. Claims.

          (a) Buyer may give written notice (each, an "Indemnification Notice") to the Escrow Agent and Parent of the assertion of any claim, or the commencement of any suit, action or proceeding, which it discovers or of which it receives notice which might give rise to a claim against Parent under Article XI of the Purchase Agreement (each, a "Claim"). The Escrow Agent is not responsible for determining that any Claim meets the requirements of the Purchase Agreement. Such Indemnification Notice shall specify the nature of the Claim and, to the extent known, the basis for the Claim and an estimate of the amount of Damages (as defined in Section 5(b) below). The right of Buyer to indemnification from the Escrow Fund while it is held by the Escrow Agent shall apply only to those Claims as to which Buyer shall have given an Indemnification Notice to the Escrow Agent and Parent. Any covenant, agreement, representation or warranty which is the subject of a Claim shall continue to survive until such Claim is finally determined as herein provided.

          (b) Parent shall have a period of ten (10) business days from the date of evidence of receipt of an Indemnification Notice to object and provide written notice to Buyer and the Escrow Agent of an objection ("Object" or an "Objection") to a Claim identified in an Indemnification Notice. Any such Objection shall be to the merits or the amount of the Claim or to both the merits and the amount of the Claim. If Parent fails to furnish notice of an Objection within such ten (10) business day period, Parent shall be conclusively presumed to have agreed to indemnify and hold Buyer harmless with respect thereto, and Buyer shall be entitled to be indemnified for all losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys fees and expenses of investigation) (collectively, "Damages") with respect to such Claim. Buyer shall be entitled to receive directly from the Escrow Agent the dollar amount of Damages with respect to any Claim. Buyer and Parent may discuss any Claim as to which Parent Objects. To the extent that Buyer and Parent agree that indemnification with respect to any such Claim is required and agree on the amount of Damages, they shall give joint written notice to the Escrow Agent to that effect. If Buyer and Parent fail to agree as to whether indemnification with respect to any such Claim is required and/or the amount of such indemnification, or fail to give notice to the Escrow Agent that they agree that indemnification with respect to any such Claim is required and the amount of any Damages, within twenty (20) business days (which period may be extended upon the written agreement of Buyer and Parent and notice thereof given to the Escrow Agent) after the date of the notice of Objection is given to Buyer and the Escrow Agent, Parent or Buyer may thereafter proceed to resolve the matters which have not been agreed upon as provided in Article XI of the Purchase Agreement, provided that the notice of Objection shall be deemed to constitute notice of a Dispute.

          (c) In the event the Indemnification Notice relates to a claim by a third party and Parent acknowledges in writing to Buyer without qualification or condition the obligation of Parent to indemnify Buyer with respect to such claim and any party provides a copy of such writing to the Escrow Agent, all Damages incurred in respect of any such claim shall be paid from the Escrow Fund in accordance with Section 6 and consistent with the provisions of Section 5(b) above.

          Section 6. Release of Escrow Fund.

          (a) The Escrow Agent shall release the Escrow Fund from the escrow under this Agreement as set forth below:

                    (i) Not more than ten (10) business days  following  receipt of a written notice of Final Determination (as defined in Section 6(b) below), the Escrow Agent shall distribute to Buyer (or to such other person or entity as Buyer may instruct) the dollar amount from the Escrow Fund equal to the amount of Damages with respect to such Final Determination. In the case of a Claim for which an Indemnification Notice has been provided to the Escrow Agent but for which a Final Determination has not been made, the Escrow Agent shall continue to hold an amount of cash from the Escrow Fund equal to the amount of Damages specified by Buyer (including without limitation any additional Damages which Buyer from time to time notifies the Escrow Agent have been incurred or are expected to be incurred) or, if such amount exceeds the Escrow Fund, the entire Escrow Fund, in escrow until a Final Determination of such Claim has been made, at which time the Escrow Agent shall distribute to Buyer cash from the Escrow Fund as set forth in the first sentence hereof.

                    (ii) Not more than ten (10) business days following the Escrow Termination Date (as defined in Section 7 below), that portion of the Escrow Fund remaining in escrow on such date shall be released by the Escrow Agent, and the Escrow Agent shall distribute the Escrow to Parent.

          (b) For the purpose of this Agreement with respect to any Claim, a "Final Determination" shall mean receipt by the Escrow Agent of (i) an Indemnification Notice pursuant to Section 5(a) hereof as to which Parent fails to Object on a timely basis pursuant to Section 5(b) of this Agreement and written notice from Buyer setting forth an amount of Damages, (ii) a copy of a writing in which Parent acknowledges that indemnification is required without regard to the amount of Damages or of up to a particular amount of Damages and notice from Buyer setting forth an amount of Damages, (iii) a notice of a written agreement signed by Buyer and Parent setting forth the amount of Damages, (iv) a copy of a final arbitration award or final order, judgment or decree reflecting the right of Buyer to indemnification and a notice from Buyer setting forth an amount of Damages which Buyer represents is consistent with such award or final order, judgment or decree or (v) a copy of a final arbitration award or final order, judgment or decree reflecting no right of indemnification.

          Section 7. Term. The term of this Agreement shall expire at 11:59 p.m. (central time) one year after the date hereof (the "Claim Date"), or, if as of the Claim Date a Claim (or Claims) made pursuant to this Agreement is (or are) pending, upon the resolution and payment of all such Claims as certified jointly by Buyer and Parent (the "Escrow Termination Date").

          Section 8. Escrow Agent.

          (a) The Escrow Agent shall be entitled to receive such fees as set forth on Exhibit A hereto, and shall be reimbursed for all reasonable out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder. All such fees and reimbursements shall be shared equally by Parent and Buyer.

          (b) The Escrow Agent may resign at any time by giving notice of such resignation to Buyer and Parent specifying a date not earlier than thirty (30) days later, when such resignation is desired. Parent and Buyer by mutual agreement may at any time and with or without cause remove the Escrow Agent upon at least ten (10) days written notice to the Escrow Agent. If the Escrow Agent resigns, is removed or is unable to serve or fails to serve as the Escrow Agent, Buyer and Parent shall appoint a successor Escrow Agent by mutual agreement. If the Escrow Agent resigns and Buyer and Parent are unable to agree upon a successor Escrow Agent within thirty (30) days after such notice of resignation, the Escrow Agent shall have the right to petition a court of competent jurisdiction for the appointment of a successor escrow agent. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Escrow Fund. Any successor Escrow Agent shall execute an instrument accepting the appointment as Escrow Agent hereunder and agreeing to be bound by the provisions of this Agreement.

          (c) The Escrow Agent undertakes to perform only such duties as are specifically set forth herein and may conclusively rely, and shall be protected in acting or refraining from acting, on any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so.

          (d) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it in good faith to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith and in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing), and the Escrow Agent shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by its fraudulent or wilful misconduct or gross negligence.

          (e) The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent.

          (f) Buyer and Parent jointly and severally, hereby indemnify and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the fraudulent or wilful misconduct, gross negligence or bad faith of the Escrow Agent.

          (g) The Escrow Agent shall not have any right, claim or interest in any portion of the Escrow Fund except in its capacity as Escrow Agent hereunder.

          (h) The Escrow Agent shall have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder.

          (i) The Escrow Agent shall be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind.

          (j) The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action.

          (k) The Escrow Agent shall have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by the Escrow Agent either in accordance with the advice of such counsel or in accordance with any opinion of counsel to the Settlor addressed and delivered to the Escrow Agent.

          (l) The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

          (m) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          Section 9. Miscellaneous.

          (a) All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received or (iii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

                  (i)      if to Buyer, to:

                           Allegiance Healthcare Corporation
                           1430 Waukegan Road
                           McGaw Park, IL 60085
                           Attention: General Counsel
                           Telecopier:  (847) 578-4416

                  (ii)     if to Parent, to:

                           Isolyser Company, Inc.
                           4320 International Blvd. N.W.
                           Norcross, GA  30093
                           Attention:  President
                           Telecopier:  (770) 806-8869

                  (iii)    if to the Escrow Agent:

                           The First National Bank of Chicago
                           One First National Plaza, Mail Code IL1-0126
                           Chicago, Illinois  60670
                           Attention:  Corporate Trust Services Division,
                                       Renee K. Maron
                           Telecopier:  (312) 407-8929

Any party may add or change parties for receiving notice in the manner provided herein given to the others named above.

          (b) This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the substantive laws (without regard to its conflicts of laws provisions) of the State of Illinois.

          (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (d) No party may assign (except by operation of law) any of its rights or obligations under this Agreement without the written consent of all of the other parties, which consent shall not be unreasonably withheld.

          (e) This Agreement, and the rights and obligations of the parties hereunder, shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns.

          (f) No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any party's lack of enforcement of any provision herein shall not be construed as a waiver and the non-breaching party may elect to enforce any such provision at any time in the event of a past, repeated or continuing breach. The rights and remedies herein are the exclusive rights and remedies that any party may have upon a breach of this Agreement.

          (g) In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          (h) Nothing in this Agreement shall in any way restrict the obligations and rights of any party under the Purchase Agreement. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

          (i) This Agreement and the documents referred to herein express the entire agreement and understandings among the parties with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and therein and superseded hereby and thereby.

          (j) The term "including" shall mean "including without limitation." The term "person" shall be broadly construed to mean any individual, trust, partnership, corporation, limited liability company, organization, joint venture or any other entity or body of any nature. The Article, Section and other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (k) Buyer and Parent shall each deliver to the Escrow Agent an Internal Revenue Service Form W-9.

          IN WITNESS WHEREOF, the parties hereby have duly executed and delivered this Agreement as of the date first above written.

                                     ALLEGIANCE HEALTHCARE CORPORATION


                                     By: ______________________________
                                         Name:
                                         Title:



                                     THE FIRST NATIONAL BANK OF CHICAGO


                                     By: ______________________________
                                         Name:
                                         Title:



                                     ISOLYSER COMPANY, INC.


                                     By: ______________________________
                                         Name:
                                         Title:




::ODMA\PCDOCS\CHICAGO4\884244\4
861978v1